For Immediate Release

December 15, 2005

Strategy International Announces the Completion of $700 Million Investment

Toronto, Ontario — Strategy International Insurance Group, Inc. (OTCBB: SGYI) ("Strategy") announced today that its subsidiary, Strategy Holding Company Limited ("Holding") has finalized the transaction for the sale of $700 million of Preferred Stock of Holding to Grupo Lakas S.A., a Panamanian corporation, in exchange for a $700 million convertible note collateralized assets having an initial value of $900 million. The increase in stockholders’ equity of Holding will be based upon the results of an independent valuation report, currently in progress.

Commenting on the closing Strategy’s CEO, Stephen Stonhill, stated "We are pleased the first step toward new capital infusion to Strategy has been completed. We are looking forward to being able to use our capital base to take advantage of our pipeline of insurance business in early 2006."

Strategy’s senior management has been working diligently toward the recapitalization of its subsidiary Holding pursuant to this transaction and will be postponing the conference call scheduled for today to Monday, January 16, 2005 at 5pm.

About Grupo Lakas

Grupo Lakas is a Panamanian holding company with investments in mineral mining, portuary activities, fuels and power generation.

About Strategy International Insurance Group, Inc.

Strategy International Insurance Group, Inc., (http://www.sgyi.com) a Texas corporation is a publicly traded holding company for a group of financial service companies that are located throughout the world. Strategy Holding Company Limited, a wholly-owned subsidiary is the parent company for a group of insurance related organizations whose operating subsidiaries include Strategy Insurance Limited of Barbados, Strategy Insurance (Canada) Limited and Strategy Underwriting Agency Limited. Strategy Holding Company Limited owns all of the insurance operations of which the key operating insurance company is Strategy Insurance Limited. Strategy Insurance Limited was incorporated in Barbados on December 23, 2003 and was granted a license under the Barbados Exempt Insurance Act on March 25, 2004. Strategy Insurance Limited is Strategy International Insurance Group, Inc.’s key operating insurance company.

Forward-Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", "envision", "foresee", "aim at", "believe", "intends", "estimates" including without limitation, those relating to the company’s future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the company’s filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company’s business and results of operations.